Exhibit 10.5

JPMORGAN CHASE BANK, N.A.	GOLDMAN SACHS CREDIT PARTNERS L.P.
J.P. MORGAN SECURITIES INC.	GOLDMAN SACHS BANK USA
270 Park Avenue	85 Broad Street
New York, NY 10017	New York, NY 10004

October 20, 2008

Project Table

Amended and Restated Commitment Letter

Altria Group, Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: Mr. William F. Gifford, Vice President and Treasurer

Ladies and Gentlemen:

Altria Group, Inc., a Virginia corporation (“Altria” or “you”), has advised J.P. Morgan Securities Inc. (“JPM”), JPMorgan Chase Bank, N.A. (“JPMCB”), Goldman Sachs Credit Partners L.P. (“GSCP” and, together with JPM, in their capacities as arrangers, the “Joint Lead Arrangers”) and Goldman Sachs Bank USA (“GSB” and, together with GSCP and JPMCB, in their capacities as Lenders (as defined herein), the “Original Initial Lenders”), that it intends to acquire all of the outstanding capital stock of UST Inc. (“Target”) pursuant to the Agreement and Plan of Merger among Altria, Armchair Merger Sub, Inc. and Target dated as of September 7, 2008, as amended by Amendment No. 1 dated as of October 2, 2008 (the “Merger Agreement”), under which a newly created, wholly-owned subsidiary of Altria will merge into Target (the “Acquisition”), and has requested that the Joint Lead Arrangers agree to structure and arrange a senior 364-day bridge loan facility in an aggregate amount of US$7,000,000,000 (the “New Bridge Facility”) to provide a portion of the financing for the Acquisition and related transactions. You have also requested that each of JPMCB, GSCP, GSB and certain other financial institutions (including, where applicable, the Additional Initial Lenders) commit to provide a portion of the New Bridge Facility, that JPMCB, GSCP and certain other financial institutions consent, in their capacities as lenders under the US$4,000,000,000 364-Day Bridge Loan Agreement dated as of January 28, 2008 (the “Existing Bridge Facility”), among Altria and the agents and lenders parties thereto, to the amendments described in Exhibit B hereto, including the provisions relating to the extension of their commitments thereunder (the “Existing Bridge Facility Amendment”), and that JPMCB, William Street Commitment Corporation, an affiliate of GSCP, and certain other financial institutions (including, where applicable, the Additional Initial Lenders) consent, in their capacities as lenders under the 5-Year Revolving

Credit Agreement dated as of April 15, 2005 (the “5-Year Revolver”), among Altria and the agents and lenders parties thereto, to the amendments described in Exhibit C hereto (the “5-Year Revolver Amendment”, and together with the Existing Bridge Facility Amendment, the “Amendments”). This Amended and Restated Commitment Letter amends and restates in its entirety the Commitment Letter dated as of September 7, 2008, by and among Altria, the Joint Lead Arrangers and the Original Initial Lenders.

The Joint Lead Arrangers are pleased to advise you that they are willing to act as joint lead arrangers and bookrunners for the New Bridge Facility.

Furthermore, (a) JPMCB is pleased to advise you of its commitment to provide US$3,500,000,000 of the New Bridge Facility and consent to the Amendments, (b) GSCP is pleased to advise you of its commitment to provide US$3,165,000,000 of the New Bridge Facility and to consent to the Existing Bridge Facility Amendment, (c) GSB is pleased to advise you of its commitment to provide US$335,000,000 of the New Bridge Facility, and (d) William Street Commitment Corporation is pleased to advise you of its commitment, solely in its capacity as a lender under the 5-Year Revolver, to consent to the 5-Year Revolver Amendment, in each case, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the applicable Summary of Terms and Conditions attached hereto as Exhibit A, Exhibit B and Exhibit C (collectively, the “Term Sheets”). It is understood that the commitments of the Initial Lenders (as defined below) under the New Bridge Facility will be reduced as provided under “Reduction, Cancellation or Prepayment: Mandatory Prepayment” in Exhibit A hereto.

It is agreed that JPMCB and GSCP will act as the administrative agents, and that the Joint Lead Arrangers will act as the exclusive joint lead arrangers and bookrunners, for the New Bridge Facility, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles (it being understood that JPMCB alone will perform the duties and exercise the authority customarily performed and exercised by an administrative agent). It is agreed that JPMorgan will have “left placement” in the Confidential Information Memorandum and any other marketing materials or advertisements relating to the New Bridge Facility.

We understand that you intend to refinance the New Bridge Facility with one or more offerings of your debt securities. In the event you determine that the New Bridge Facility or a portion thereof cannot or should not be refinanced or replaced by such an offering of securities and you elect to refinance or replace it with any credit or similar facilities (“Replacement Facilities”), you hereby agree that you will offer the Joint Lead Arrangers the opportunity to be the exclusive joint lead arrangers and bookrunners, respectively, for any such Replacement Facilities arranged by or on behalf of you or any of your subsidiaries (including Target or its subsidiaries), whether such facilities are established prior to, on or after the date on which the Acquisition is consummated (the “Closing Date”). You acknowledge and agree that the engagement of the Joint Lead Arrangers hereunder shall not constitute or give rise to any obligation to provide or arrange any Replacement Facility, it being agreed that any such obligation that they may hereafter undertake would be set forth in a commitment letter to be entered into by you and the Joint Lead Arrangers.

2

The Joint Lead Arrangers intend to syndicate the New Bridge Facility to a group of financial institutions (the “Lenders”) selected as provided below. The Joint Lead Arrangers intend to commence syndication efforts promptly, and you agree actively to assist the Joint Lead Arrangers in completing a successful syndication (as defined in the Amended Fee Letter dated the date hereof among you, the Original Initial Lenders and the Joint Lead Arrangers (the “Amended Fee Letter”)). Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) as necessary and to the extent mutually agreed upon, direct contact between appropriate senior management and advisors of Altria and the proposed lenders (and your endeavoring, without being required to initiate any enforcement action, to arrange such contact between Target’s appropriate senior management and advisors and the proposed lenders, to the extent Target is obligated under the Merger Agreement to make such senior management and advisors available to facilitate the syndication), (c) your assistance (including your endeavoring, without being required to initiate any enforcement action, to arrange for Target and its advisors to assist, to the extent Target is obligated under the Merger Agreement to provide such assistance to facilitate the syndication) in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with the syndication (collectively, “Information Materials”) and (d) the hosting, with the Joint Lead Arrangers, of one or two conference calls with prospective Lenders at times to be mutually agreed and, if each of the Joint Lead Arrangers determines and advises you that it would be advisable in order to facilitate a successful syndication, a meeting for potential Lenders. You agree to afford the Joint Lead Arrangers a period of at least 30 days from the launch of the General Syndication to syndicate the New Bridge Facility. In addition, to facilitate an orderly and successful syndication of the New Bridge Facility, you agree that, until the earlier of the completion of a successful syndication and 60 days following the date of effectiveness of the New Bridge Facility, you and your subsidiaries will not syndicate or issue, attempt to syndicate or issue or announce the syndication or issuance of any debt facility or any debt or equity-linked security of Altria or its subsidiaries (other than any such offering or placement of debt securities to refinance or replace the New Bridge Facility or the Existing Bridge Facility and any issuance of commercial paper, it being understood that nothing herein shall prevent you from borrowing under the Existing Bridge Facility or the 5-Year Revolver).

It is contemplated that following the public announcement of your agreement to acquire Target, and prior to the general syndication of the Facility (the “General Syndication”), the Original Initial Lenders may assign portions of their commitments hereunder to one or more of the financial institutions heretofore agreed upon by you and the Joint Lead Arrangers (or any other financial institution subsequently identified by the Joint Lead Arrangers and approved by you) (the solicitation of and assignments to such financial institutions prior to the General Syndication being referred to as the “Initial Syndication”, and any such financial institution to which such an assignment is made pursuant to an accession letter in the form of Exhibit D hereto (an “Accession Letter”) before the commencement of the General Syndication being referred to as an “Additional Initial Lender” and together with the Original Initial Lenders, the “Initial Lenders”), and that upon any such assignment the Original Initial Lenders shall be released pro rata in accordance with their commitments from the portions of their commitments so assigned. It is agreed that, after giving effect to all assignments made as part of the Initial Syndication, (a) JPMCB on the one hand, and GSCP and GSB on the other, will have equal commitments in respect of the New Bridge Facility and (b) no institution will have a commitment in excess of the

3

commitment of JPMCB or the aggregate commitments of GSCP and GSB without your consent. In connection with any such assignments, you agree, at the request of the Original Initial Lenders, that you will enter into appropriate documentation (including, if requested by the Original Initial Lenders or by you, an Accession Letter under which the Additional Initial Lenders become parties to this Commitment Letter and extend commitments directly to you) containing such provisions relating to the allocation of titles, rights and responsibilities in connection with the Initial Syndication of the New Bridge Facility and compensation as the Original Initial Lenders shall request (but which will not, except as agreed by you, add any conditions to the availability of the New Bridge Facility or change the terms of the New Bridge Facility or the compensation payable by you in connection therewith as set forth in the Term Sheet and in the Fee Letters (as defined below)). It is agreed that each Additional Initial Lender will be designated as a Syndication Agent, and that each Additional Initial Lender or an affiliate identified by it will be designated as an Arranger, of the New Bridge Facility.

The Joint Lead Arrangers will, in consultation with you, manage all aspects of the syndication of the New Bridge Facility in accordance with the terms hereof and of the Amended Fee Letter and the Additional Initial Lender Fee Letter (as defined below), including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. It is agreed that all such decisions, including decisions as to institutions to be approached, shall be made in a manner consistent with the syndication strategy agreed upon by you and the Joint Lead Arrangers prior to the date hereof, except to the extent the Joint Lead Arrangers determine, after consultation with you, that changes from such strategy are advisable to facilitate a successful syndication. To assist the Joint Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide to them such information with respect to Altria and Target, including financial information, as they may reasonably request in connection with the arrangement and syndication of the New Bridge Facility, it being understood that any financial information requested in addition to the financial information provided to the Joint Lead Arrangers prior to the date hereof shall be mutually agreed to by the Joint Lead Arrangers and you.

You hereby represent and covenant that (a) all information (other than projections, forecasts, budgets, estimates and other forward-looking statements (collectively, the “Projections”) and information of a general economic or industry specific nature) that has been or will be made available to the Joint Lead Arrangers or the Initial Lenders by you or any of your representatives (the “Information”), when taken as a whole with other Information then or heretofore made available, is or will, when furnished, be complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Joint Lead Arrangers, the Initial Lenders or any of the Lenders by or on behalf of you in connection with the transactions contemplated hereby have been (or, in the case of Projections prepared after the date hereof, will be) prepared in good faith based upon assumptions believed by you to be reasonable at the time of preparation thereof (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved); provided that, with respect to any Information or Projections prepared by Target, such

4

representation and warranty is made only to your knowledge. You agree that if at any time prior to the earlier of the completion of a successful syndication and 60 days following the date of effectiveness of the New Bridge Facility the representation and warranty in the immediately preceding sentence would not be true if the Information and Projections were being furnished and such representation and warranty were being made at such time, then you will promptly supplement the Information and the Projections so that such representation or warranty would be true under those circumstances. You understand that in connection with the New Bridge Facility and the Amendments the Joint Lead Arrangers and the Initial Lenders may use and rely on the Information without independent verification thereof.

The Initial Lenders’ commitments hereunder and the Joint Lead Arrangers’ agreements to perform the services described herein are subject to (a) there not having occurred or become known to the Initial Lenders and the Joint Lead Arrangers any material adverse change in the financial condition or operations of Altria and its subsidiaries, taken as a whole (other than a material adverse change related to litigation against Altria or any of its subsidiaries) since December 31, 2007, except as disclosed in Altria’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, and in any Current Report on Form 8-K filed subsequent to June 30, 2008 but prior to the date hereof, and there not having occurred any “Company Material Adverse Effect”, as defined in the Merger Agreement (but only to the extent you would have the right under the Merger Agreement not to consummate the Acquisition), (b) the negotiation, execution and delivery on or before the End Date, as defined below (or such other date as may be mutually agreed among the parties hereto), of definitive documentation with respect to the New Bridge Facility satisfactory to the Initial Lenders and their counsel, (c) the payment of fees pursuant to the Fee Letters and the performance by you of your other material obligations hereunder and under the Fee Letters, and (d) the other conditions set forth or referred to in the Term Sheets. This Commitment Letter may be terminated by you at any time at your option upon payment of all fees, expenses and other amounts then payable hereunder. As used herein, “End Date” shall mean the nine month anniversary of the date of the Merger Agreement or such later date (but not later than the twelve month anniversary of the date of the Merger Agreement) to which such “End Date” shall be extended in accordance with Section 8.2(a) of the Merger Agreement.

As consideration for the Initial Lenders’ commitments hereunder and the Joint Lead Arrangers’ and the Initial Lenders’ agreements to perform the services described herein, you agree to pay to the Joint Leader Arrangers and the Initial Lenders, as applicable, the fees as set forth in (a) the Amended Fee Letter, (b) the Additional Initial Lender Fee Letter dated the date hereof among you, the Original Initial Lenders and the Joint Lead Arrangers (the “Additional Initial Lender Fee Letter”) and (c) the Administrative Agent Fee Letter dated September 7, 2008 between Altria and JPMCB (the “Administrative Agent Fee Letter” and, together with the Amended Fee Letter and the Additional Initial Lender Fee Letter, the “Fee Letters”).

You agree (a) to indemnify and hold harmless the Joint Lead Arrangers, the Initial Lenders, their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter (as now or heretofore in effect), the New Bridge

5

Facility, the use of the proceeds thereof, the Amendments or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct, bad faith or gross negligence of such indemnified person, and (b) to reimburse the Joint Lead Arrangers, the Initial Lenders and their respective affiliates on demand for all reasonable out-of-pocket expenses (including (x) due diligence expenses and (y) reasonable fees, charges and disbursements of a single counsel incurred in connection with the New Bridge Facility, the Amendments and any related documentation (including this Commitment Letter, the Term Sheets and the definitive financing documentation); provided that upon receipt by an indemnified person of notice of any such matter, such indemnified person shall promptly notify you with respect thereto. Notwithstanding the foregoing, your obligation to pay legal fees and expenses under clause (a) of the preceding sentence will be subject to the conditions that: (i) you shall not be responsible for the fees and expenses of more than one such separate counsel (and, where appropriate, local counsel) for all indemnified persons in any single matter; and (ii) you shall not be obligated to reimburse any indemnified person in advance of a final determination of such matter unless such indemnified person agrees in writing to remit such amounts to you in the event that it is ultimately determined in respect of such matter that the indemnified person was guilty of gross negligence, bad faith or willful misconduct. Failure by an indemnified person to provide the notice required above shall not relieve you of your responsibilities to such indemnified person hereunder except to the extent you are prejudiced by such failure. You shall have no liability for any settlement effected without your written consent. The parties hereto agree that information and materials may be distributed or sent through electronic means (including IntraLinks) and that the use of such means is expressly authorized hereby and that no party hereto shall be responsible for the misuse of any such information or other materials by unauthorized recipients thereof. In addition, no party hereto shall be liable for any special, indirect, consequential or punitive damages in connection with the New Bridge Facility or the Amendments.

You acknowledge that the Joint Lead Arrangers, the Initial Lenders and their affiliates (the terms “Joint Lead Arrangers” and “Initial Lenders” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or Target may have conflicting interests. Neither the Joint Lead Arrangers nor the Initial Lenders will use confidential information obtained from you by virtue of the transactions contemplated hereby or their other relationships with you in connection with the performance by them of services for other companies, and neither the Joint Lead Arrangers nor the Initial Lenders will furnish any such information to other companies. You also acknowledge that neither the Joint Lead Arrangers nor the Initial Lenders have any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. Each Joint Lead Arranger and Initial Lender acknowledges and agrees that it will comply with the confidentiality agreement attached hereto as Schedule 1.

This Commitment Letter shall not be assignable by you without the prior written consent of the Joint Lead Arrangers and the Initial Lenders (and any purported assignment

6

without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, or be enforceable by or at the request of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, the Joint Lead Arrangers and the Initial Lenders. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties with respect to the New Bridge Facility and the Amendments and set forth the entire understanding of the respective parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Any legal action or proceeding arising out of or related to this Commitment Letter or the Fee Letters may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and by execution and delivery of this Commitment Letter, the parties hereto hereby consent to the non-exclusive jurisdiction of the aforesaid courts. EACH PARTY HERETO, AS APPLICABLE, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet, the Fee Letters or any of their terms or substance shall be disclosed, directly or indirectly, to any other person, except that (a) this Commitment Letter, the Term Sheet, the Fee Letters and their terms and substance may be disclosed (i) to your affiliates, directors, officers, employees, agents, auditors, attorneys and other advisors and representatives who are directly involved in the consideration of this matter or (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), (b) following your acceptance of this Commitment Letter and of the Amended Fee Letter and the Additional Initial Lender Fee Letter, this Commitment Letter, the Term Sheet and the terms and substance hereof and thereof (but not the Fee Letters or the terms or substance thereof) may be disclosed to Target or in one or more filings with the Securities and Exchange Commission and (c) in connection with the General Syndication, the fees to be paid to Lenders assuming commitments in the General Syndication may be disclosed to potential Lenders.

You agree that neither this Commitment Letter nor the Joint Lead Arrangers’ and the Initial Lenders’ activities contemplated hereby will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Joint Lead Arrangers or the Initial Lenders, on the one hand, and you or your subsidiaries, affiliates or stockholders, on the other.

The reimbursement, indemnification and confidentiality provisions contained herein and in Schedule 1 shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder. In addition, if a

7

successful syndication of the New Bridge Facility shall not have been completed, the provisions contained herein with respect to the furnishing of information and assistance in connection with the syndication shall remain in full force and effect until a successful syndication shall have been completed.

Each Joint Lead Arranger and Initial Lender hereby notifies you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Altria and Philip Morris USA Inc., which information includes Altria’s and Philip Morris USA Inc.’s names and addresses and other information that will allow such Joint Lead Arranger or Initial Lender to identify Altria and Philip Morris USA Inc. in accordance with the Patriot Act.

Each Additional Initial Lender that shall execute and deliver an Accession Letter in the form of Exhibit D hereto that shall have been accepted by the Company and the Joint Lead Arrangers shall become and thenceforth be a party hereto with all the rights and obligations of an Additional Initial Lender and an Initial Lender hereunder.

[Signature pages follow.]

8

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ Linda A. Carper
Name: Linda A. Carper
Title: Executive Director

J.P. MORGAN SECURITIES INC.,

by	/s/ Thomas D. Cassin
Name: Thomas D. Cassin
Title: Managing Director

9

GOLDMAN SACHS CREDIT PARTNERS L.P.,

by	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

GOLDMAN SACHS BANK USA,

by	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

10

WILLIAM STREET COMMITMENT CORPORATION (Recourse only to assets of William Street Commitment Corporation), solely to confirm its commitment referred to in the third paragraph of this Commitment Letter,

by	/s/ Mark Walton
Name: Mark Walton
Title: Assistant Vice President

11

Accepted and agreed to by:
ALTRIA GROUP, INC.

By:	/s/ William F. Gifford
	Name:	William F. Gifford
	Title:	Vice President and Treasurer

Date:	10/20/08

12

Exhibit A

ALTRIA GROUP, INC.

Summary of Terms and Conditions

US$7,000,000,000 364-Day Bridge Loan Facility

Borrower:	Altria Group, Inc. (“Altria”).

Guarantor:	Philip Morris USA Inc.

Facility:	US$7,000,000,000 364-Day Bridge Loan Facility (the “New Bridge Facility”). The terms of the New Bridge Facility will be substantially similar to the terms and conditions of Altria’s US$4,000,000,000 364-Day Bridge Loan Facility dated as of January 28, 2008 (the “Existing Bridge Facility”) with the exceptions set forth herein, including the following:

(a) The New Bridge Facility will be a single draw term loan and the use of proceeds will be limited to the financing of the acquisition by Altria of all of the outstanding capital stock of UST Inc. (“Target”) pursuant to the Agreement and Plan of Merger among Altria, Armchair Merger Sub, Inc. and Target dated as of September 7, 2008 (the “Merger Agreement”) under which a newly created, wholly-owned subsidiary of Altria will merge into Target (the “Acquisition”), and related transactions.

(b) Mandatory prepayments are required in an amount equal to the net proceeds of certain Capital Markets Financings (as defined below), borrowings under Debt Facilities (as defined below) and asset sales.

(c) The Applicable Interest Rate Margin will be increased.

(d) Duration fees will be paid.

(e) Altria’s share repurchase program will be suspended under certain circumstances.

Purpose:	Financing the Acquisition and related transactions.

Joint Lead Arrangers and Bookrunners:	J.P. Morgan Securities Inc. (“JPM”) and Goldman Sachs Credit Partners L.P. (“GSCP”).

Administrative Agents:	JPMorgan Chase Bank, N.A. (“JPMCB”) and GSCP.

Lenders:	A syndicate of lenders, including JPMCB, GSCP, Goldman Sachs Bank USA, arranged by the Joint Lead Arrangers and Altria.

Availability:	One drawing may be made under the New Bridge Facility on the Closing Date.

Amortization:	All principal payable under the New Bridge Facility shall be due in full on the termination date of the New Bridge Facility.

Maturity:	364 days from the date on which the Acquisition is consummated (the “Closing Date”).

Borrowing Options:	(a) Base Rate Advances; and

(b) LIBO Rate Advances.

Currency of Borrowings:	U.S. Dollars.

Interest:	Base Rate Advances

The Applicable Interest Rate Margin (as defined below) plus the Base Rate (“Base Rate Interest”). The Base Rate is the higher of (a) JPMCB’s Prime Rate and (b) the Federal Funds Effective Rate plus 1/2 of 1%. Under Base Rate Advances, interest will be calculated on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed and will be payable quarterly.

On any day that Base Rate Advances are outstanding, the Base Rate Interest shall be no less than the LIBO Rate Interest (defined below) that would be payable on such day for a LIBO Rate Advance with a one month interest period.

LIBO Rate Advances

The Applicable Interest Rate Margin (as defined below) plus the applicable London Interbank Offered Rate for 1, 2, 3 or 6 month deposits (plus Reg. D charges, if applicable) as determined by reference to the applicable Reuters screen or, if such screen is not available, on the average of rates quoted by the reference banks (“LIBO Rate Interest”). Under LIBO Rate Advances, interest will be calculated on the basis of a 360-day year for the actual number of days elapsed and will be payable at the end of the applicable interest period or every 3 months during any interest period exceeding 3 months.

The “Applicable Interest Rate Margin” means for any LIBO Rate Advance for the period specified below during which such LIBO Rate Advance remains outstanding a percentage per annum equal to the percentage set forth below determined by reference to the lower of (i) the rating of Altria’s long-term senior unsecured debt from Standard & Poor’s and (ii) the rating of Altria’s long-term senior unsecured debt from Moody’s, in each case in effect from time to time during such period:

Rating	Applicable Interest Rate Margin
	(1-90 days)	(91-180 days)	(181-270 days)	(271-364 days)

A-/A3 or higher	1.7500%	2.0000%	2.2500%	2.5000%

lower than A-/A3 and BBB/Baa2 or higher (but, if BBB/Baa2, not on negative watch)	2.2500%	2.5000%	2.7500%	3.0000%

BBB-/Baa3 or lower, or BBB/Baa2 and on negative watch	2.7500%	3.0000%	3.2500%	3.5000%

The Applicable Interest Rate Margin for any Base Rate Advance on any date will equal the Applicable Interest Rate Margin for LIBO Rate Advances on such date minus 1.00% per annum.

Availability:	In a minimum amount of US$50,000,000 or an integral multiple of US$1,000,000 in excess thereof, on same business day’s notice for Base Rate Advances and 3 business days’ notice for LIBO Rate Advances.

Prepayment:	Optional: Altria may, upon same business day’s notice for Base Rate Advances and at least 3 business days’ notice for LIBO Rate Advances, prepay in full or in part the Advances without penalty; provided, however, that Altria shall compensate Lenders for their losses, costs and expenses reasonably incurred as a result of such prepayment; and provided, further, that each partial prepayment shall be in a minimum amount of US$50,000,000 or the remaining balance if less than

US$50,000,000.

Mandatory: Advances shall be prepaid in an aggregate amount equal to 100% of the net proceeds of any (i) Capital Markets Financing Transaction or borrowing under a Debt Facility (other than borrowings under Altria’s US$3,500,000,000 5-Year Revolving Credit Facility (the “5-Year Revolver”) or a credit agreement replacing the same in an aggregate amount not exceeding the aggregate commitments under the 5-Year Revolver on September 7, 2008) or (ii) asset sale outside of Altria’s ordinary course of business (subject to certain exceptions and thresholds to be determined), whether occurring before or after the Closing Date, other than any such net proceeds up to US$4,000,000,000 that are applied to reduce commitments under the Existing Bridge Facility and, to the extent borrowings are outstanding thereunder, to prepay such borrowings. Prepayments of LIBO Rate Advances under this paragraph will be made on the last day of the current interest period for such LIBO Rate Advances (but in no event more than 60 days after the receipt of the applicable net proceeds). Prepayments of Base Rate Advances will be made on the third business day following receipt of such net proceeds.

“Capital Markets Financing Transaction” means the sale for cash or cash equivalents, in a public offering registered under the Securities Act of 1933, as amended, or an offering exempt from registration pursuant to Section 4(2), Rule 144A or Regulation S thereunder, of capital stock issued by Altria or notes, debentures or other debt securities issued by or guaranteed by Altria having a maturity in excess of one year, offered in the domestic or foreign capital markets.

“Debt Facility” means any debt facility with a term exceeding 364-days entered into by Altria after the date hereof in the commercial bank market, other than the issuance of commercial paper or other short-term debt programs, or a domestic or foreign working capital facility.

Duration Fee:

Altria will pay to each Lender a Duration Fee at the Applicable Duration Fee Rate (as defined below) on the amount of such Lender’s pro rata portion of outstanding Advances at the applicable date.

“Applicable Duration Fee Rate” means for the relevant date a percentage equal to the percentage set forth below:

	Date	Fee Rate

	(a) 90 days after Closing Date	0.7500%

	(b) 90 days after payment under (a) above	1.0000%

	(c) Later of 180 days after payment under (a) above and December 1, 2009	3.0000%

Taxes, Reserve Requirements, Capital Adequacy:	All payments will be made free and clear of any present or future United States tax, withholdings or other deductions whatsoever. Lenders will be subject to mitigation provisions as under the Existing Bridge Facility. Altria will agree to reimburse Eurodollar reserve requirements applicable to each Lender. Altria will also agree to reimburse certain capital adequacy requirements, subject to a cap of 0.15% per annum of each Lender’s Commitment.

Conditions Precedent to Effectiveness of Facility:	Conditions precedent: the receipt by the Lenders of (i) satisfactory opinions of counsel to Altria and of counsel to the Administrative Agents as to the transactions contemplated hereby, (ii) such corporate resolutions, certificates and other documentation from Altria as the Lenders shall reasonably request, (iii) a certificate as to the accuracy of representations and warranties and the absence of defaults, and (iv) in connection with the guarantee to be provided by Philip Morris USA Inc., the receipt by the Lenders of (A) evidence of authority and (B) a customary legal opinion.

Conditions Precedent to Initial Borrowing:	(a) After giving effect to the application of the proceeds of all borrowings to be made on the date of such Advance (together with any other resources of Altria applied together therewith) and after giving effect to the Acquisition, there shall exist no default under the loan documents, and, except with respect to material adverse change and material adverse litigation, the representations and warranties of Altria therein shall be true and correct immediately prior to, and after giving effect to, such application and after giving effect to the Acquisition, (b) the substantially simultaneous completion of the Acquisition on the terms set forth in the Merger Agreement, by the “End Date” referred to therein, without any waivers of conditions or changes that are material and adverse to Altria or the Lenders (it being agreed that the extension of the “End Date” referred to therein under the conditions and to the date contemplated thereby will not constitute such a change) that have not been approved by the Administrative Agents (such approval not to be unreasonably withheld or delayed), (c) there not having occurred any “Company Material Adverse Effect”, as defined in the Merger Agreement (but only to the extent Altria would have the right under the Merger Agreement not to consummate the Acquisition), (d) payment of fees and expenses then due and payable as agreed and (e) the Closing Date does not occur prior to January 2, 2009.

Covenants:	Negative, affirmative and financial covenants:

(b) Comply with laws (including, without limitation, ERISA).

(a) Maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 4.0 to 1 on a rolling four quarters basis.

(b) Maintain a ratio of aggregate consolidated debt to consolidated EBITDA of no greater than 3.0 to 1 on a rolling four quarters basis.

(c)    Furnish or make available on the internet at www.altria.com (or any successor or replacement website thereof), which website includes an option to subscribe to a free service alerting subscribers by e-mail of new SEC filings, if available, or by similar electronic means:

a.	within 60 days after the end of each fiscal quarter, quarterly condensed consolidated balance sheets and statements of earnings of Altria and its Subsidiaries, certified by the chief financial officer of Altria;

b.	within 100 days after the end of each fiscal year, audited consolidated financial statements of Altria and its Subsidiaries; and

c.	reports to shareholders and Form 8-Ks.

(d)	Within 5 days after a default or an event of default, furnish a statement of the chief financial officer or treasurer of Altria setting forth the details and actions taken with respect thereto.

(e)	Furnish all other historical business and financial information that any Lender through the Administrative Agents may reasonably request.

(f)	Furnish within 60 days after the end of each fiscal quarter, a certificate of the chief financial officer or treasurer of Altria certifying compliance with the financial covenants described in (b) and (c) above.

(g)	Not create or permit any Major Subsidiary to create any liens, other than certain agreed exceptions (including a basket equal to 15% of Altria’s consolidated tangible assets).

(h)	Not merge or consolidate with any person, unless Altria or a Subsidiary organized in the U.S. is the surviving entity and such surviving entity assumes Altria’s obligations under the New Bridge Facility.

(i)	Suspend share repurchase in the event that (i) aggregate Commitments and outstanding Advances under the New Bridge Facility and the Existing Bridge Facility exceed US$3,000,000,000 and (ii) the rating of Altria’s long-term senior unsecured debt is (A) BBB by Standard & Poor’s or Baa2 by Moody’s and placed on negative credit watch by such rating agency or (B) is rated below BBB by Standard & Poor’s or Baa2 by Moody’s.

“Subsidiary” means any corporation that is more than 50% owned.

“Major Subsidiary” means any company organized in the U.S., Canada or certain European countries, 50% or more owned by Altria with assets (after intercompany eliminations) exceeding US$1,000,000,000.

Representations and Warranties:	Representations and warranties:
(a) Altria is a corporation duly organized, validly existing and in good standing in Virginia;

(b)    the execution, delivery and performance of the loan documents, the borrowings thereunder and the Acquisition are within Altria’s corporate powers, have been duly authorized and do not contravene its (i) charter or by-laws or (ii) any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it in any material respect;

(c) no authorization and no notice or filing is required with any governmental authority or regulatory body for the execution, delivery and performance by Altria of the loan documents;

(d)    the loan documents when delivered are legal, valid and binding obligations of Altria, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and an implied covenant of fair dealing;

(e)    the most recent annual consolidated balance sheet and consolidated statements of earnings of Altria and its Subsidiaries fairly present the consolidated financial condition of Altria and its Subsidiaries, in accordance with U.S. GAAP. Except as otherwise disclosed in a Form 8-K, there has been no material adverse change in such condition or operations;

(f)    there is no pending or threatened action or proceeding affecting Altria or any of its Subsidiaries (i) that purports to affect the legality, validity or enforceability of the loan documents or (ii) except as otherwise disclosed in a Form 10-K, 10-Q or 8-K or in a certificate delivered to the Lenders, that may materially adversely affect the financial condition or operations of Altria and its Subsidiaries; and

(g)    none of the proceeds of the Advances will be used in violation of Regulation U of the Board of Governors of the U.S. Federal Reserve System. Not more than 25% of the assets subject to the limitation on liens referred to under “Covenants” above will consist of margin stock.

Events of Default:	Events of default:

(a) Altria shall fail to pay principal when due and interest or other amounts within 10 days after becoming due, in accordance with the loan documents;

(b) any representation or warranty of Altria in connection with the loan documents shall not be correct in all material respects when made or confirmed;

(c)    Altria shall (i) fail to perform certain terms or covenants, or (ii) fail to perform certain other terms or covenants within 15 days or (iii) fail to perform certain other terms or covenants within 30 days after notice of such failure;

(d)    Altria or any Major Subsidiary shall default in the payment of interest, premium or principal under certain debt obligations in excess of US$100,000,000, or any other default under such obligation occurs if the effect of which is to cause acceleration of the maturity of such obligation;

(e) any bankruptcy, insolvency or similar proceeding shall be instituted by or, unless dismissed or stayed within 60 days, against Altria or any Major Subsidiary;

(f)	any judgment in excess of US$100,000,000 shall be entered against Altria or any Major Subsidiary and shall remain unsatisfied or unstayed for a period of 60 consecutive days; provided that such 60-day period shall be extended for a period not to exceed an additional 120 days if (i) Altria or such Major Subsidiary is contesting such judgment in good faith and (ii) no assets with a fair market value in excess of US$100,000,000 of Altria or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; and

(g)	standard ERISA defaults (limited to liability in excess of US$500,000,000 not satisfied or discharged to the satisfaction of the PBGC or the Required Lenders).

Indemnification:	Altria agrees to indemnify the Joint Lead Arrangers and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), which may be incurred by or asserted against any of them, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation or proceeding (i) related to the Acquisition or to any other transaction in which any proceeds of any advance are or are proposed to be applied by Altria, whether or not any such transaction is consummated, and whether or not any Indemnified Party is a party thereto, and (ii) related to the New Bridge Facility, or to any actions or omissions of Altria, any of its Subsidiaries or any of its or their respective officers, directors, employees or agents, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Altria or any other person, except for any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

Majority Lenders:	50.1%

Assignments and Participations:	Lenders may assign their rights and obligations under the loan documents in a minimum amount of US$10,000,000 to one or more financial institutions that are Eligible Assignees (such defined term in the definitive documentation related to the New Bridge Facility to be conformed to the definition of “Eligible Assignee” in Altria’s 5-Year Revolver). Participations are permitted.

Expenses:	Altria shall pay the reasonable out-of-pocket expenses of the Administrative Agents (including fees and expenses of counsel referred to below), whether or not the transactions contemplated hereby are consummated, as well as all expenses of JPMCB, as Administrative Agent, in connection with the administration of the loan documents. Altria shall also pay the expenses of the Lenders in connection with the enforcement of the loan documents.

Governing Law:	New York.

Counsel to Joint Lead Arrangers and Administrative Agents:	Cravath, Swaine & Moore LLP.

Counsel to Borrower:	Hunton & Williams LLP.

Schedule 1

Form of Confidentiality Agreement

Subject:	Altria Group, Inc. US$7,000,000,000 364-Day Bridge Facility (the “New Bridge Facility”)

In connection with your possible interest in becoming a Lender in the New Bridge Facility for Altria Group, Inc. (the “Company”), you will be receiving certain information which is non-public, confidential or proprietary in nature. That information and any other information, regardless of form, whether oral, written or electronic, concerning the Company, its subsidiaries or the New Bridge Facility furnished to you by the Company, Altria Client Services, Inc. (“Altria Client Services”) or any of their respective Representatives in connection with the New Bridge Facility (at any time on, before or after the date of this Agreement), together with analyses, compilations or other materials prepared by you or your Representatives which contain or otherwise reflect such information or your review of, advice concerning or interest in the New Bridge Facility is hereinafter referred to as the “Information.” As used herein, “Representatives” refers to affiliates, directors, officers, employees, agents, auditors, attorneys, consultants or other advisors, and references to the Company or Altria Client Services shall be deemed to include each of their respective affiliates. In consideration of your receipt of the Information, you agree that:

1.	You will not, without the prior written consent of the Company, use, either directly or indirectly, any of the Information except in concert with the Company and Altria Client Services in connection with the proposed New Bridge Facility or other transactions referred to in paragraph 2 below. It is understood that the Information may be furnished to prospective Lenders under the New Bridge Facility in connection with the syndication of such Facility under confidentiality agreements substantially in the form hereof or under other procedures (including confidentiality undertakings) agreed upon by you and the Company to ensure the confidentiality of such Information (such agreement not to be unreasonably withheld or delayed).

2.	You agree to reveal the Information only to your Representatives who need to know the Information for the purpose of evaluating, administering or monitoring the New Bridge Facility or in connection with any securities offering or other transaction for which you or your affiliates have been retained by the Company or Altria Client Services, who are informed by you of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Agreement. You agree to be responsible for any breach of this Agreement by any of your Representatives and to indemnify and hold the Company, Altria Client Services and their respective Representatives harmless from and against any and all liabilities, claims, causes of action, costs and expenses (including attorney fees and expenses) arising out of the breach of this Agreement by you or your Representatives.

3.

Without the prior written consent of the Company or Altria Client Services, you shall not disclose to any person (except as otherwise expressly permitted herein) the fact that the Information has been made available, that discussions are taking

Schedule 1-1

place between the Company, Altria Client Services and you or any other financial institution concerning the New Bridge Facility, or any of the terms, conditions or other facts with respect thereto (including the status thereof), or that the New Bridge Facility has been consummated.

4.	This Agreement shall be inoperative as to any portion of the Information that (i) is or becomes generally available to the public on a non-confidential basis through no fault or action by you or your Representatives, or (ii) is or becomes available to you on a non-confidential basis from a source other than the Company, Altria Client Services or their respective Representatives, which source, to the best of your knowledge, is not prohibited from disclosing such Information to you by a contractual, legal or fiduciary obligation to the Company, Altria Client Services or their respective Representatives.

5.	You may disclose the Information at the request of any regulatory or supervisory authority having jurisdiction over you; provided that you request confidential treatment of such Information to the extent permitted by law; provided further, that, insofar as practicable, you notify the Company and Altria Client Services in advance of such disclosure pursuant to the following paragraph.

6.	In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information or the existence of the New Bridge Facility, you shall provide the Company and Altria Client Services with notice of such event promptly upon your obtaining knowledge thereof (provided that you are not otherwise prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature.

7.	In the event that discussions with you concerning the New Bridge Facility are discontinued or your participation in the New Bridge Facility is otherwise terminated, you shall deliver to Altria Client Services the copies of the Information that were furnished to you by or on behalf of the Company and represent to Altria Client Services that you have destroyed all other copies thereof, provided that you may maintain copies of the Information, subject to the terms of this Agreement, as required by law or regulations or document retention policies applicable to you. All of your obligations hereunder and all of the rights and remedies of the Company and Altria Client Services hereunder shall survive any discontinuance of discussions, termination of your participation or any return or destruction of the Information.

8.

You acknowledge that disclosure of the Information in violation of the terms of this Agreement could have material adverse consequences that could not be adequately compensated by money damages alone, and agree that, in the event of any breach by you or your Representatives of this Agreement, the Company, Altria Client Services and their respective Representatives will be entitled to

Schedule 1-2

equitable relief (including injunction and specific performance) in addition to all other remedies available to them at law or in equity.

9.	The obligations set forth in this Agreement shall survive until the earliest of two years from the date of this Agreement or until execution of any agreement between Altria and you with respect to the Facilities or an agreement which contains confidentiality provisions superseding this Agreement. This Agreement shall govern your confidentiality obligations from the date hereof with respect to Information furnished to you as described above in connection with the New Bridge Facility, and from the date hereof no prior agreement entered into by you and Altria will apply to such Information.

10.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

THIS AGREEMENT IS IN ADDITION TO AND, EXCEPT AS PROVIDED ABOVE, DOES NOT SUPERSEDE THE CONFIDENTIALITY AGREEMENTS CONTAINED IN ANY CREDIT AGREEMENTS OF THE COMPANY OR ITS AFFILIATES TO WHICH YOU ARE A PARTY.

BY ACCEPTING THE INFORMATION, YOU ACKNOWLEDGE THAT YOU AGREE TO THE TERMS AND CONDITIONS SET FORTH HEREIN, AND YOU AGREE TO BE BOUND BY SUCH TERMS AND CONDITIONS.

IT IS UNDERSTOOD AND AGREED THAT THE COMPANY, ALTRIA CLIENT SERVICES AND THEIR RESPECTIVE REPRESENTATIVES MAY RELY ON THIS EXPRESS AGREEMENT.

Schedule 1-3

Exhibit B

ALTRIA GROUP, INC.

Summary of Terms and Conditions

Amendment to Existing Bridge Facility

Terms used herein and not otherwise defined are being used as defined in the US$4,000,000,000 364-Day Bridge Loan Agreement dated as of January 28, 2008 (the “Existing Bridge Facility”) among Altria Group, Inc. and the Lenders and agents parties thereto.

Borrower:	Altria Group, Inc. (“Altria”).

Guarantor:	Philip Morris USA Inc.

Amendments Pricing:

Effective upon the closing of the US$7,000,000,000 364-Day Bridge Loan Facility to be entered into by Altria and certain agent banks and lenders in connection with Altria’s acquisition of UST Inc. (the “New Bridge Facility”), the definition of “Applicable Interest Rate Margin” will be conformed to the definition of the same term in the New Bridge Facility, and the Facility Fee will be replaced with a Commitment Fee as follows:

	Altria will pay to each Lender a Commitment Fee at the Applicable Commitment Fee Rate (as defined below) per annum on the undrawn amount of its Commitment, accruing from the closing date of the New Bridge Facility and payable quarterly in arrears.

	“Applicable Commitment Fee Rate” means for any period a percentage per annum equal to the percentage per annum set forth below determined by reference to the lower of (i) the rating of Altria’s long-term senior unsecured debt from Standard & Poor’s and (ii) the rating of Altria’s long-term senior unsecured debt from Moody’s, in each case in effect from time to time during such period:

	Rating	Applicable Commitment Fee Rate
	A-/A3 or higher	0.1000%

	lower than A-/A3 and BBB/Baa2 or higher (but, if BBB/Baa2, not on negative watch)	0.1500%

B-1

	BBB-/Baa3 or lower, or BBB/Baa2 and on negative watch	0.3500%

Maturity:	Extendible at Altria’s option for two three-month periods, for up to a total of six months.

Mandatory Prepayment:

Amendment to Section 2.10(b) to add a requirement that Advances be prepaid, and Commitments reduced, in an aggregate amount equal to 100% of the net proceeds of any asset sale outside of Altria’s ordinary course of business (subject to certain exceptions and thresholds to be determined).

Financial Ratio:	Amendment to Section 5.01(c)(i) to change the ratio of Debt to Consolidated EBITDA from 2.5 to 1 to 3.0 to 1.

Consent Fee:

0.125% of the amount of the Commitment of each consenting Lender on the date on which the Conditions Precedent (described below) have been satisfied (the “Consent Date”); such fee shall be earned on the Consent Date and payable within 3 business days of the Consent Date.

0.125% of the amount of the Commitment of each consenting Lender on the earlier of November 14, 2008 and the Closing Date; such fee shall be earned on the Consent Date and payable on the earlier of November 14, 2008 and the Closing Date.

Extension Fee:	0.750% of the amount of the Commitment of each Lender on the extension date of the first three month extension, and 3.000% of the amount of the Commitment of each Lender on the extension date of the second three month extension.

Conditions Precedent:

1.     Consent by Lenders with total aggregate Commitments of US$3,000,000,000 or more, which shall include JPMCB, GSCP and GSB.

2.     The receipt of (i) satisfactory opinions of counsel to Altria and of counsel to the Administrative Agents as to the transactions contemplated hereby and (ii) such corporate resolution, certificates and other documentation from Altria as shall reasonably be requested.

B-2

Exhibit C

ALTRIA GROUP, INC.

Summary of Terms and Conditions

Amendment to 5-Year Revolver

Terms used herein and not otherwise defined are being used as defined in the US$3,500,000,000 5-Year Revolving Credit Agreement dated as of April 15, 2005 (the “5-Year Revolver”) among Altria Group, Inc. and the Lenders and agents parties thereto.

Borrowers:	Altria Group, Inc. (“Altria”) and its wholly-owned subsidiaries as designated from time to time (each, a “Borrower”).

Guarantor:	Altria.

Additional Guarantor:	Philip Morris USA Inc.

Financial Ratio:	Amendment to Section 5.01(c)(i) to change the ratio of Debt to Consolidated EBITDA from 2.5 to 1 to 3.0 to 1.

Consent Fee:	0.125% of the amount of the Commitment of each consenting Lender on the date on which the Conditions Precedent (described below) have been satisfied (the “Revolver Consent Date”); such fee shall be earned on the Revolver Consent Date and payable within 3 business days after the Revolver Consent Date.

Conditions Precedent:

1.     Consent by Required Lenders, which shall include JPMCB and GSCP.

2.     The receipt of (i) satisfactory opinions of counsel to Altria and of counsel to the Administrative Agents as to the transactions contemplated hereby and (ii) such corporate resolution, certificates and other documentation from Altria as shall reasonably be requested.

C-1

Exhibit D

[Form of Accession Letter]

CONFIDENTIAL

October [    ], 2008

Project Table

Amended and Restated Commitment Letter

Accession Letter

To:	Altria Group, Inc.

J.P. Morgan Securities Inc.

J.P. Morgan Chase Bank, N.A.

Goldman Sachs Credit Partners L.P.

Goldman Sachs Bank USA

Ladies and Gentlemen:

Reference is made to the Amended and Restated Commitment Letter dated October [ ], 2008 (together with the Term Sheets attached thereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, the “Commitment Letter”), initially among Altria Group, Inc., a Virginia corporation, J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Credit Partners L.P. and Goldman Sachs Bank USA. Terms used but not defined in this Accession Letter have the meanings assigned to them in the Commitment Letter.

The undersigned financial institution acknowledges receipt of a copy of the Commitment Letter and agrees, by its execution and delivery of this Accession Letter, to become a party to and an Additional Initial Lender and an Initial Lender under the Commitment Letter and to observe and be bound by all the terms and conditions thereof.

Furthermore, the undersigned is pleased to advise Altria Group, Inc. of its commitment to provide US$             of the New Bridge Facility and consent to the Amendments, as applicable, in each case, upon the terms and subject to the conditions set forth in the Commitment Letter, and such commitment shall be deemed to be an assignment to the undersigned of a pro rata portion of each Original Initial Lender’s commitment under the Commitment Letter.

[Signature pages follow.]

D-1

NAME OF INSTITUTION:

By
Name:
Title:

D-2

Accepted and agreed to by:

ALTRIA GROUP, INC.,

by
	Name:	William F. Gifford
	Title:	Vice President and Treasurer

J.P. MORGAN SECURITIES INC.,

by
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.,

by
Name:
Title:

D-3